Exhibit 10.6

Geschäftsführeranstellungsvertrag /

Managing Director Service Agreement

zwischen	between

Cross Match Technologies GmbH

Unstrutweg 4; 07743 Jena, Deutschland / Germany

- im folgenden ,,Gesellschaft” -	- hereinafter referred to as ,,Company” -
hier vertreten durch die Gesellschafter	here represented by its shareholders
auf der einen Seite	on the one hand
und	and

Herrn / Mr. Gerhart S. Ernst,

Bayemallee 15, 14052 Berlin, Deutschland / Germany

auf der anderen Seite.	on the other hand

Präambel	Preamble
Herr Ernst soll mit Wirkung zum	Mr. Ernst shall be appointed managing director of the Company with effect of

1 October 2006

zum Geschäftsführer der Gesellschaft bestellt werden. Hierzu schließien die Parteien den folgenden Anstellungsvertrag.	Therefore the parties enter into this Managing Director Service Agreement

1 Beginn der Tätigkeit	1 Commencement of Services

Herr Ernst wird seine Tatigkeit fur die Gesellschaft mit dem Datum seiner Bestellung zum Geschäftsführer aufnehmen.	Mr. Ernst shall start his services for the Company from the date his appointment as Managing Director becomes effective.

2 Aufgaben und Pflichten	2 Position and Scope of Duties

2.1 Herr Ernst wird zugleich	2.1 Mr. Ernst shall be head of the

Vorsitzender der Geschäftsführung der Gesellschaft. Er vertritt die Gesellschaft als Geschßftsführer nach Maßgabe des Gesellschaftsvertrages und der Bestimmungen der zustandigen Gesellschaftsorgane. Er berichtet direkt an den Presïdent und Chief Executive Officer (CEO) der Cross Match Technologies, Inc., Palm Beach Gardens, Florida, USA.

management board of the Company. He acts on behalf of the Company in accordance with both the Company’s Articles and the directions of the competent company bodies. He shall report directly to the President and Chief Executive Officer (CEO) of Cross Match Technologies, Inc., Palm Beach Gardens, Florida, USA.

2.2 Herr Ernst führt zugleich den Titel eines Senior Vice President der of Cross Match Technologies, Inc., Palm Beach Gardens, Florida, USA.	2.2 Mr. Ernst shall also hold the title of Senior Vice President of Cross Match Technologies, Inc., Palm Beach Gardens, Florida, USA.

2.3    Herr Ernst führt seine Aufgaben nach Maßgabe der Gesetze, des Gesellschaftsvertrages, einer etwaigen Geschäftsordnung und der Bestimmungen der zuständigen Gesellschaftsorgane, im übrigen selbständig und eigenverantwortlich.

2.3    Mr. Ernst shall perform his duties in accordance with the law, the Articles of the Company, any management rules, and the directions of the competent company bodies, but otherwise independently and on his own authority.

2.4 Herr Ernst wird seine Tätigkeit nach besten Kräften und mit der Sorgfalt eines ordentlichen Kaufmanns ausüben sowie die Interessen der Gesellschaft in bestmöglichem Umfang wahren.	2.4 Mr. Ernst shall perform his services to the best of his abilities with the diligence of a responsible businessman and shall defend the interests of the Company to the highest extent possible.

2.5    Herr Ernst übernimmt auf Wunsch der Gesellschaft ohne weitere Vergütung auch Positionen oder Ämter bei mit der Gesellschaft verbundenen Unternehmen. Ebenso übernimmt Herr Ernst Positionen oder Ämter bei Verbänden, Berufsvereinigungen oder sonstigen Organisationen, in denen die Gesellschaft oder ein verbundenes

2.5    Mr. Ernst shall, upon the Company’s without any additional remuneration, also accept positions or offices in companies affiliated with the Company. In the same way, Mr. Ernst shall also accept positions or offices in associations and professional or other organizations of which the Company or an affiliated company is a member. Mr.

Unternehmen Mitglied ist. Ihm von dritter Seite diesbezüglich gewährte Vergütungen oder Aufwandsentschädigungen führt Herr Ernst an die Gesellschaft ab. Auf Wunsch der Gesellschaft legt Herr Ernst im Interesse der Gesellschaft oder verbundener Unternehmen übemommene Positionen oder Ämter nieder und setzt sich nach besten Kräften dafür ein, dass von der Gesellschaft benannte Nachfolger in die Positionen oder Ämter nachrücken.

Ernst shall transfer to the Company any remuneration or allowances he receives from third parties in this respect. Upon the Company’s request, Mr. Ernst shall resign from any position or office accepted in the interests of the Company or an affiliated company and he shall do his utmost to ensure that the person nominated by the Company shall succeed him in the position or office.

2.6    Die Gesellschaft kann jederzeit weitere Geschäftsführer bestellen, Geschäftsführer abberufen, die Vertretungs- oder Geschäftsführungsbefugnisse aller oder einzelner Geschaftsführer andern oder die interne Geschäftsverteilung unter den Geschäftsfuhrern neu ordnen. Alle übrigen Bestimmungen dieser Vereinbarung bleiben von derartigen Maßnahmen unberührt.

2.6    The Company may at any time appoint additional managing directors, remove managing directors from office, change both the power-of-attorney and the power-of-management of all or of individual managing directors, or re-organize the internal allocation of responsibilities among the managing directors. Any such measures shall not affect the remaining provisions of this Agreement.

3 Umfang und Ort der Dienste	3 Scope and Place of Services

3.1    Herr Ernst verpflichtet sich, seine volle Arbeitskraft sowie sein ganzes Können und Wissen in die Dienste der Gesellschaft zu stellen. Er ist in der Bestimmung seiner Arbeitszeit frei, hat jedoch jederzeit, soweit es die Interessen der Gesellschaft oder seine Verpflichtungen erfordern, zur Verfügung zu stehen und seine Pflichten wahrzunehmen. Er wird soweit erforderlich auch über die übliche Arbeitszeit hinaus arbeiten.

3.1    Mr. Ernst undertakes to devote his full working capacity and all his skills and knowledge to the service of the Company. He may arrange his working time independently, but he shall be available and take care of his duties anytime the Company’s interest or his responsibilities require it. If necessary, he shall work hours in excess of the normal working hours.

3.2 Dienstort des Geschaftsfuhrers ist der jeweilige Sitz der Gesellschaft.	3.2 The Managing Director's place of service is the respective seat of the Company.

4 Vergutung	4 Remuneration

4.1    Herr Ernst erhält für seine Tätigkeit eine jährliche feste Vergütung in Höhe von € 230.000 (in Worten: zweihundertdreißigtausend Euro (Jahresbruttovergütung), zahlbar in zwölf gleichen Anteilen jeweils am Ende eines Kalendermonats, beginnend mit dem Oktober 2006. Hiermit sind auch alle weiteren Tätigkeiten von Herrn Ernst für mit der Gesellschaft verbundene Unternehmen abgegolten. Ein Anspruch auf Vergütung von Über- oder Mehrarbeitsstunden sowie für Reisezeiten besteht nicht.

4.1    Mr. Ernst shall receive for his work a fixed annual salary of € 230,000 (in words: two-hundred-thirty-thousand Euro) (the "Base Gross Salary"), payable in twelve equal monthly instalments at the end of each calendar month, beginning in October 2006. This salary shall be deemed to also cover all other activities of Mr. Ernst for enterprises affiliated with the Company. There shall be no entitlement to remuneration of overtime or additional working hours, nor for time spent on business travel.

4.2 Ferner erhält Herr Ernst eine Beihilfe für seine Wohnung am Sitz der Gesellschaft in Jena als Nettozahlung in Höhe der tatsächlichen Kosten, jedoch maximal 1.500 €.	4.2 Mr. Ernst also shall be paid a monthly net stipend not to exceed €1,500 to reimburse him for actual expenses incurred in providing lodging for himself at the business seat of the Company in Jena.

4.3 Herr Ernst erhält zusätzlich sämtliche sonstigen Nebenleistungen der Gesellschaft, die ihren leitenden Angestellten gewährt werden	4.3 In addition, Mr. Ernst is entitled to of the Company which are granted to its senior employees.

4.4 Soweit die Tätigkeit des Geschäftsführers sozialversicherungspflichtig ist, trägt die Gesellschaft die gesetzlichen Arbeitgeberbeiträge. Die	4.4 To the extent that the Managing Director's services are subject to social security, the Company shall bear the statutory employer's contributions. The Company shall

Gesellschaft trägt anteilige Beiträge zur Kranken- und Pilegeversichenmg auch dann, wenn der Geschäftsührer hier freiwillig versichert 1st, in Höhe des normalen Arbeitgeberanteils in der entsprechenden gesetzlichen Sozialversicherung, aber begrenzt auf die Hälfte der Summe, die der Geschäftsführer tatsächlich aufwendet.

pay health and nursery care insurance even if the Managing Director participates in such insurance schemes voluntarily. The Company’s contribution shall amount to the normal employers’ share in the relevant statutory insurance schemes, but be limited to half of the sum which the Managing Director is in fact required to pay.

4.5 Der Gesellschaft wird den sich nach Abzügen, Beitragen und Steuern ergebenden Nettobetrag auf das Konto von Herrn Ernst überweisen.	4.5 The Company shall transfer the corresponding net amount of remuneration to Mr. Ernst’s bank account.

5 Stock Options	5 Stock Options

5.1    Aufgrund seiner Funktion für die Cross Match Technologies, Inc. erhält Herr Ernst ab Gültigkeit dieser Vereinbarung 300.000 (dreihundert-tausend) Stock Options der Cross Match Technologies, Inc. gemäß den Regelungen des Cross Match Technologies, Inc. Amended and Restated Stock Incentive Plan (Stock Incentive Plan). Die Zusage auf Stock Options erfolgt nicht durch die Gesellschaft sondern ausschließlich durch die Cross Match Technologies, Inc. und unterliegt ausschließlich den Regelungen des Stock Incentive Plan und des Stock Option Certificate and Agreement, das einen eigenständigen Vertrag zwischen Cross Match Technologies, Inc. und Herrn Ernst darstellt.

5.1    With regard to his function in Cross Match Technologies , Inc. Mr. Ernst shall be awarded on the date of commencement of this Agreement 300,000 (three-hundred-thousand) stock options of Cross Match Technologies, Inc. under the Cross Match Technologies, Inc. Amended and Restated Stock Incentive Plan (Stock Incentive Plan). The Stock Options are not granted by the Company but only by Cross Match Technologies, Inc. and are exclusively regulated under the rules of the said Stock Incentive Plan and the Stock Option Certificate and Agreement, which is a separate agreement between Cross Match Technologies, Inc. and Mr. Ernst.

5.2 Aufgrüand der Gewährung von Stock Options bestehen keine Rechte gegenüßer der Gesellschaft.	5.2 There are no rights as against the Company resulting from the granting of Stock Options.

6       Dienstwagen

Zur Erfüllung seiner Aufgaben ist Herr Ernst berechtigt, ein Firmenfahrzeug entsprechend der Richtlinien der Gesellschaft zu nutzen. Im Rahmen der dienstlichen Nutzung kann Herr Ernst den Firmenwagen auch für private Zwecke nutzen. Die Gesellschaft trägt alle Kosten des Unterhalts und der Wartung mit Ausnahme von Kraftstoffkosten bei Privatfahrten außerhalb Deutschlands. Die auf die Privatnutzung anfallenden Steuern trägt Herr Ernst.

Die Gesellschaft ist berechtigt, den Dienstwagen von Herrn Ernst jederzeit herauszuverlangen, falls Herr Ernst von seiner Tätigkeit freigestellt wird, gleich aus welchem Grund. Herr Ernst erhält in diesem Fall eine Entschädigung für die Rückgabe des Dienstwagens in Höhe des versteuerten geldwerten Vorteils.

6       Company Car

For the purpose of his employment Mr. Ernst shall receive a company car in line with the Company’s company car regulation. Subject to the requirements of business use, Mr. Ernst may also use the company car for his own purposes. The Company bears all running and maintenance costs except petrol costs on private trips outside Germany. Mr. Ernst bears all taxes relating to such non-business use.

The Company shall have the right to request from Mr. Ernst the return of the company car any time if Mr. Ernst has been released from the duty to work for any reasons. In such event, Mr. Ernst shall be entitled to compensation for the return of the company car in the amount of the taxable benefit value.

7 Erstattung von Anfwendungen und Spesen	7 Reimbursement of costs expenses and

7.1    Die Gesellschaft erstattet Herrn Ernst alle ihm in der Ausübung seiner Pflichten entstehenden angemessenen und ordnungsgemäß nachgewiesenen und abgerechneten Auslagen, Spesen und Reisekosten. Es gelten die jeweiligen Richtlinien der Gesellschaft zur Kostenerstattung.

7.1    The Company shall reimburse Mr. Ernst for all reasonable and properly evidenced and reported expenses, costs and travel expenses incurred by him in the course of performing his duties. The Company’s prevailing reimbursement policy shall apply.

7.2 Die Gesellschaft wird Herrn Ernst ein Mobiltelefon zur Verfügung stellen, das er auch privat in angemessenem Umfang nutzen darf.	7.2 The Company shall provide Mr. Ernst with a mobile phone which he can use to a reasonable extent for private calls.

8. Arbeitsverhinderung	8 Incapacity to work

8.1 Herr Ernst wird der Gesellschaft unverzüglich, zumindest am gleichen Tag, jede Arbeitsverhinderung anzeigen.	8.1 Mr. Ernst will inform the Company immediately, and at least during the same day, of any incapacity to work.

8.2    Die Entgeltfortzahlung im Krankheitsfall beläuft sich auf die Dauer von drei Monaten, längstens jedoch bis zur Beendigung dieses Vertrags. Krankengeld und ähnliche Ersatzleistungen, die Herr Ernst aufgrund eines Versicherungsverhältnisses beanspruchen kann, sind auf die Gehaltsfortzahlung anzurechnen.

8.2    The Company will continue to pay the employee’s gross salary during sickness for the duration of three months, but no longer than the duration of this agreement. Sick pay and any similar substitutes which Mr. Ernst may be entitled to receive due to an insurance agreement shall be deducted from the continued salary payments.

8.3    Herr Ernst wird die Gesellschaft unverzüglich davon in Kenntnis setzen, wenn ein Dritter schuldhaft die Dienstunfähigkeit verschuldet hat. Er tritt schon jetzt für den Fall der Gehaltsfortzahlung eventuelle Schadensersatzansprüche gegen den Dritten in Hohe der fortgezahlten Gehaltskosten nach dieser Vereinbarung an die Gesellschaft ab.

8.3    Mr. Ernst shall inform the Company immediately should his inability to perform his duties be due to the fault of a third party. He assigns any possible damage claims he may have against such third parties already now to the Company in the amount of any received continued payments under this agreement

9 Urlaub	9 Holidays

9.1 Herr Ernst hat einen kalenderjährlichen Anspruch auf Erholungsurlaub von 30 Arbeitstagen (6 Wochen).	9.1 Mr. Ernst is entitled to an annual holiday of 30 working days (six weeks).

9.2    Die Zeit seines Urlaubs legt er nach Abstimmung mit etwaigen Mitgeschäftsführern oder den zuständigen Gesellschaftsorganen unter Berücksichtigung der Interessen der Gesellschaft fest. Urlaub, der nicht binnen drei Monaten nach dem Ende eines Kalenderjahres genommen ist, verfällt entschädigungslos, soweit nicht schriftlich etwas anderes vereinbart wird.

9.2    He shall schedule his vacation after consultation with any other managing directors or the competent company bodies taking the interests of the Company into consideration. Vacation not taken within three months after the end of a calendar year shall be forfeited without any right of compensation unless otherwise agreed in writing.

10 Geheimhaltüng	10 Confidentiality

10.1 Herr Ernst wird sowohl während seines Anstellungsverhältnisses als auch nach dessen Ende tiber alle ihm anvertrauten, zugänglich gemachten oder sonst bekannt gewordenen Geschäfts- und Betriebsgeheimnisse der Gesellschaft oder eines mit dem Gesellschaft verbundenen Unternehmens Stillschweigen gegenüber Dritten bewahren und Geschäfts - und Betriebsgeheimnisse nicht selbst verwerten.

10.1 During the term of this Agreement and thereafter, Mr. Ernst shall not disclose to any third party any Confidential Information of the Company or any affiliated company which have been entrusted or otherwise become known to him, and he shall not utilize such Confidential Information himself.

10.2 Der Begriff Geschäfts- und Betriebsgeheimnisse in dieser Ziffer 10 beinhaltet sämtliche geheimen Angelegenheiten, technischen Daten, Geschäftsgeheimnisse und Know-How der Gesellschaft oder eines mit ihr verbundenen Unternehmens, die bei der Gesellschaft oder bei einem

10.2 The term Confidential Information in this sec. 10 means any Company or any affiliated company proprietary information, technical data, trade secrets or know-how of the Company or a affiliated company, including, but not limited to, research, product plans, products, mit ihr verbundenen Unternehmen direkt oder indirekt, schriftlich, mündlich, durch Zeichnungen oder Augenscheinnahme von Teilen oder Anlagen erlangt wurden. Dies schließt unter anderem Forschungsergebnisse, Produktpläne, Produkte, Dienstleistungen, Kundendaten, Kundenlisten, Marktinformationen, Software, Entwicklungen, Erfindungen, Prozesse, Formeln zur Herstellung, Mischung oder sonstige Formeln, Technologie, Designs, Zeichnungen und Pausen, Konstruktionen, Hardwarekonfigurationen sowie Marketing, Finanz- und andere Geschäftsinformationen mit ein.

services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company or any affiliated company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

10.3 Geschäftliche Unterlagen aller Art, einschließlich persönlicher Aufzeichnungen, die sich auf Angelegenheiten oder Tätigkeiten der Gesellschäft oder mit ihr verbundener Unternehmen beziehen, dürfen nur zu geschaftlichen Zwecken verwendet werden, sind sorgfältig aufzubewahren und der Gesellschaft auf Aufforderung unverzüglich auszuhändigen. Zurückbehaltungsrechte sind ausgeschlossen.

10.3 Any business records, including personal notes concerning the Company’s or any affiliated company’s affairs and activities, shall be used only for business purposes, shall be kept carefully, and must be immediately handed over to the Company upon request. Any rights of retention are excluded.

11 Wettbewerbsverbot	11 Prohibition of Competition

11.1 Herr Ernst wird während der Dauer dieses Anstellungsverhältnisses weder in selbständiger, unselbständiger oder sonstiger Weise unmittelbar oder mittelbar für ein	11.1 For the duration of this agreement, Mr. Ernst shall neither as a self-employed or employed person nor otherwise, directly or indirectly, act for a competing enterprise of the

Wettbewerbsunternehmen der Gesellschaft oder eines mit ihr verbundenen Unternehmens tätig werden. Er wird ferner weder unmittelbar noch mittelbar ein solches Unternehmen errichten, erwerben, betreiben oder sich an einem solchen Unternehmen beteiligen.

Company or any affiliated company. He shall further neither directly nor indirectly participate in, acquire, operate or establish such company.

11.2 Herr Ernst wird während der Dauer dieses Vertrages ohne die vorherige Zustimmung der Gesellschafter kein anderes Dienst- oder Arbeitsverhältnis mit einer anderen Person oder Gesellschaft eingehen.

11.2 Mr. Ernst will not enter into any contract of services or employment with any other person or company during the existence of this present Contract, without the prior written consent of the Shareholders.

11.3 Der Gesellschaft kann im Falle eines Verstoßes gegen diese Bestimmungen (Ziffer 11) zur fristlosen Kündigung dieses Vertrags aus wichtigem Grund berechtigt sein, ohne dass es noch einer Abmahnung bedarf.

11.3 In case of a violation of this provisions (sec. 11) the Company may be entitled to terminate this Agreement for cause with immediate effect without having to issue a formal warning.

12     Nebentätigkeit

Herr Ernst wird keine mit seiner beruflichen Tätigkeit oder Kenntnis verbundenen bezahlten oder unbezahlten Nebentätigkeiten und/oder anderweitige geschäftliche Aktivitäten ohne vorherige Erlaubnis des Gesellschafters ausüben. Er ist frei in der Aufhahme privater ehrenamtlicher Aktivitäten, die nicht im Zusammenhang mit seiner beruflichen Tätigkeit oder Kenntnis stehen, soweit diese Aktivitäten mit den Interessen der und der Arbeit für die Gesellschaft zu vereinbaren sind.

12     Other activities

Mr. Ernst shall not conduct any other business activities and/or any side activities connected with his professional position or knowledge, whether or not remunerated, without obtaining the prior permission from the Shareholder. He is free to engage in private, honorary activities not connected with his professional position or knowledge provided such activities are compatible with the interests and his work for the Company.

13 Eigentum der Gesellschaft	13 The Company’s property

13.1 Bei Beendigung des Arbeitsverhältnisses, gleich aus welchem Grund, hat Herr Ernst sämtliches in seinem Besitz befindliches Eigentum der Gesellschaft unverzüglich zurückzugeben (z.B. Aufzeichnungen, Kopien, Formblätter, Akten, Lehrmaterial sowie Produktinformationen in jeglicher Form). Zurückbehaltungsrechte sind ausgeschlossen.

13.1 At the occasion of the termination of the contract of employment, for whatever reason, Mr. Ernst has to return all the Company’s properties he is holding (including among other things, notes, copies, forms, files, didactical materials and product information, in whatever form), immediately to the Company. Any rights of retention are excluded.

13.2 Herr Ernst verpflichtet sich überdies, alle Unterlagen und Dokumente zu früheren, derzeitigen sowie zukünftigen Kunden, Produkten und Dienstleistungen unverzüglich herauszugeben.	13.2 Mr. Ernst furthermore explicitly accepts to immediately return to the Company all materials and documents related to former, present or future clients, products and services.

13.3 Die gleiche Verpflichtung besteht im Hinblick auf Unterlagen und Dokumente zu Kunden der Gesellschaft.	13.3 The same obligation holds with regard to materials and documents of clients of the Company.

14 Diensterfindungen	14 Inventions

Auf schutzfähige Erfindungen und technische Verbesserungsvorschläge finden die Bestimmungen des Gesetzes über Arbeitnehmererfindungen uneingeschränkt Anwendung. Insbesondere ist Heir Ernst verpflichtet, die Gesellschaft über etwaige Diensterfindungen etc. unverzüglich zu informieren.

The provisions of the Act on Employee Inventions (ArbErfG) apply in full to inventions and technical suggestions for improvement which are capable of being protected. Mr. Ernst shall inform the Company about all Inventions etc. without delay.

15 Dauer dieses Anstellungsvertrages	15 Term of this Service Agreement

15.1 Dieser Vertrag beginnt am 1. Oktober 2006 (dem Commencement Date) und läuft, falls er nicht zuvor gemäß den nachfolgenden Regelungen gekundigt wird, bis zum dritten Jahrestag des

         Commencement Date, an dem er endet, ohne dass es noch einer Kündigung bedarf. Der Vertrag endet jedenfalls mit dem Ablauf des Monats, in dem Herr Ernst das 65. Lebensjahr vollendet oder mit Ablauf des Monats, in dem es Herrn Ernst aus gesundheitlichen Gründen unmöglich wird, seine Arbeit als Geschäftsführer fortzusetzen, wenn dies durch einen von der Gesellschaft benannten Arzt bescheinigt wird. Die Kosten für diese Bescheinigung trägt die Gesellschaft.

15.1 This Agreement shall commence on October 1, 2006 (the Commencement Date) and, unless terminated earlier in accordance with the following sections, shall continue until the close of business on the third anniversary of the Commencement Date, on which it shall expire without any notice of termination being necessary. This Agreement ends in any case at the expiry of the month in which Mr. Ernst reaches the age of 65 or at the end of the month in which Mr. Ernst becomes unable to continue his work as Managing Director for reasons of health according to a certificate of a doctor named and paid by the Company.

15.2 Dieser Vertrag kann jederzeit ohne Grund durch Herrn Ernst mit einer Kündigungsfrist von 45 Tagen gekündigt werden.	15.2 This Agreement can be terminated by Mr. Ernst any time for any reason with a notice period of 45 days.

15.3 Dieser Vertrag kann jederzeit ohne Grund durch die Gesellschaft mit einer Kündigungsfrist von 12 Monaten gekündigt werden.	15.3 This Agreement can be terminated by the Company any time for any reason with a notice period of 12 months.

15.4 Das Recht zur Kündigung aus wichtigem Grund bleibt für beide Parteien unberührt.	15.4 The right to give notice for cause remains unaffected for both Parties.

15.5 Jede Kündigung muss schriftlich erfolgen.	15.5 Any notice shall be given in writing.

15.6 Zur Kündigung des Anstellungsvertrags ist stets die Gesellschafterversammlung berechtigt.	15.6 Competent for the notice of termination is always the shareholders meeting.

15.7 Der Geschäftsführer ist nach Abberufung von seinem Geschäftsführeramt zur Leistung der Dienste oder zu sonstigen Tätigkeiten fur die Gesellschaft weder berechtigt noch mit Ausnahme von Abwicklungs- oder Übergabetätigkeiten verpflichtet. Die übrigen Pflichten der Parteien, einschließlich der Treuepflichten und des Genehmigungsvorbehalts betreffend Neben- und anderer Tätigkeiten, bleiben unberührt.

15.7 Upon removal from his managing director office, the Managing Director shall not be entitled nor, except for transitional activities, be required to render services or other activities for the Company. The other duties of the parties, including loyalty obligations and the approval requirement with respect to side and other activities, remain unaffected.

16 Freistellung	16 Garden leave

16.1 Die Gesellschaft ist berechtigt, Herrn Ernst unter Fortzahlung der Bezüge vorubergehend von der Arbeit freizustellen, wenn ein sachlicher Grund, insbesondere ein grober Vertragsverstoß, der die Vertrauensgrundlage beeinträchtigt, wie z.B. Geheimnisverrat, Konkurrenztätigkeit etc., gegeben ist.

16.1 In the event of an objective reason, in particular a gross breach of contract which impairs the basis of trust between the parties, e.g. a betrayal of business secrets, competitive activity etc., the Company is entitled to temporarily release Mr. Ernst from his duties with continued payment of salary.

16.2 Die Gesellschaft ist berechtigt, Herrn Ernst unter Fortzahlung der Bezüge mit Ausspruch einer Kündigung, gleichgültig von wem sie ausgesprochen wird, unter Anrechnung restlicher Urlaubsansprüche von der Arbeitsleistung freizustellen.

16.2 Upon notice of termination being declared - irrespective of which party declares this termination - the Company is entitled to irrevocably release Mr. Ernst from his duties with continued payment of salary whilst setting off any outstanding vacation claims.

16.3 Noch nicht genommener Urlaub ist in der Zeit nach dem Ende des Amtes bis zum Ende des Dienstverhältnisses zu nehmen. Der Geschäftsführer muss sich auf seine Vergütung den Betrag anrechnen lassen, den er infolge des Unterbleibens seiner Dienste gegenüber der Gesellschaft erspart oder dütch anderweitige Verwendung seiner Dienste erwirbt oder zu erwerben böswillig unterlässt. § 615 BGB betreffend die Anrechnung anderweitigen Erwerbs während der Kündigungsfrist im Falle der Freistellung findet Anwendung.

16.3 Any remaining vacation must be taken in the period between the expiration of the office and the end of the service agreement. The Managing Director must allow the amount he has saved in consequence of non-performance of the services to the Company, or acquired or maliciously omitted to acquire by a different use of his service, to be deducted from his remuneration. Sec. 615 German Civil Code applies, it relates to the computation of other earnings during the notice period in case of a release from the duty to work.

17 Erheben, Verarbeiten unnd Nutzen von personenbezogenen Daten	17 Collecting, Processing and Using Personal Data

17.1 Herr Ernst ermächtigt die Gesellschaft, ihn betreffende personenbezogene Daten zum Zweck der Begründung, Durchführung und Beendigung des Dienstverhältnisses zu erheben, zu verarbeiten und zu nutzen.

17.1 Mr. Ernst authorizes the Company to collect, process and use his personal data for the purpose of establishing, performing and terminating the service relationship.

17.2 Der Herr Ernst ermächtigt die Gesellschaft, personenbezogene Daten im Rahmen der Zweckbestimmimg des Arbeitsverhältnisses an konzemangehörige Dritte zu übermitteln.	17.2 Mr. Ernst authorizes the Company to transfer personal data to third parties belonging to the Company’s group of companies within the limits of the purpose of the employment.

17.3 Der Dritte darf übermittelten	17.3 The third party may only record, use

Daten nur im Rahmen der Zweckbestimmung des Arbeitsverhältnisses speichern, nutzen und weiter übermitteln.	and transmit the transferred data to other parties within the limits of the purpose of the employment.

17.4 Weitere Rechte der Gesellschaft zum Erheben, Verarbeiten und Nutzen personenbezogener Daten bleiben unberührt.	17.4 Other rights of the Company to collect, process and use personal data remain unaffected.

18 Schlußestimmungen	18 Miscellaneous

18.1 Dieser Vertrag regelt die dienstvertraglichen Beziehungen der Parteien abschließend. Nebenabreden mit Ausnahme der hier ggf. erwähnten Anlagen sind nicht getroffen. Änderungen und Ergänzungen bedürfen zu ihrer Wirksamkeit der Schriftfolm. Dies gilt auch für eine Änderung dieser Schriftformklausel.

18.1 This Agreement embodies the entire service relation between the Parties. There are no ancillary agreements except the Annexes referred to in this Agreement (if any). Any amendments or additions to this Agreement must be in writing in order to be legally effective. This includes a change of this provision requesting the written form for amendments.

18.2 Ansprüche aus und im Zusammenhang mit dem Dienstverhältnis können nicht im Urkundsprozess geltend gemacht werden.	18.2 Claims under and in connection with this Agreement may not be brought in summary proceedings.

18.3 Sollte eine Bestimmung dieses Vertrages ganz oder teilweise unwirksam sein oder werden, so wird hierdurch die Wirksamkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen Bestimmung gilt diejenige wirksame Bestimmung als vereinbart, die dem Sinn und Zweck der unwirksamen Bestimmung am nächsten kommt Dies gilt auch dann, wenn die

18.3 Should any provision of this Agreement be or become in total or in part ineffective, the effectiveness of the other provisions are not affected thereby. The ineffective provision is deemed replaced by such effective provision which corresponds as closely as possible to the intention and purpose of the ineffective provision. The same shall apply if the ineffectiveness is based

Unwirksamkeit der Bestimmung auf einem Maß der Leistung oder der Zeit beruht; es gilt dann das rechtlich zulassige Maß.	on a measurement of performance or time, in which case the extent permitted by law shall be applicable.

18.4 Das Dienstverhältnis untersteht ausschließlich dem deutschen Recht. Ausschließlicher Gerichtstand ist an dem für den Sitz der Gesellschaft zuständigen Gericht	18.4 The service relationship is governed exclusively by German law. Exclusive place of jurisdiction is the court responsible for the business seat of the Company.

18.5 Die deutsche Fassung dieses Vertrages ist maßgeblich, die englische Fassung kann bei Auslegungsfragen hinzugezogen werden.	18.5 The German version of this Agreement is controlling, the English version can be used in case of interpretation disputes.

Fur die Gesellschaft/ On behalf of the Company: James W. Ziglar (President and CEO)		Herr/Mr. Gerhart S. Ernst:

Ort/Place:	Palm Beach	Ort/Place:	Berlin

Gardens, FL.

Datum/Date:	Sept. 18, 2006	Datum/Date:	13 Sep. 2006

Unterschrift/ Signature:		Unterschrift/ Signature:

/s/ James W. Ziglar		/s/ Gerhart S. Ernst

Datenschutzrechtliche Erkläpung von Herrn Mr. Ernst		Data Protection Declaration of Mr. Ernst

Ich habe die Regelung in Ziffer 17 dieses Vertrages zum Erheben, Verarbeiten, und Nutzen		I have read and understood the provision contained in clause 17 of this contract relating to the

personenbezogener Daten gelesen und verstanden. Ich bin mit dieser Regelung einverstanden.		collection, processing and use of personal data. I hereby express my agreement to this provision.

Ort/Piace:	Berlin

Datum/Date:	13. SEP. 2006

Unterschrift/ Signature:

/s/ Gerhart S. Ernst